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                                                                  Exhibit 10(mm)
                        ICF KAISER INTERNATIONAL, INC.
          NON-EMPLOYEE DIRECTORS COMPENSATION AND PHANTOM STOCK PLAN

            ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 28, 1997,
                    WITH AN EFFECTIVE DATE OF MARCH 1, 1997


1. PURPOSE. The purpose of the ICF Kaiser International, Inc. Non-employee Directors Compensation and Phantom Stock Plan (the "Plan") is to advance the interests of ICF Kaiser International, Inc. (the "Corporation") and its shareholders by adequately compensating non-employee directors for the time spent on the Corporation's matters and by encouraging increased equity participation by members of the Board of Directors (the "Board") of the Corporation who are not employees of the Corporation or any of its subsidiaries. The Plan does this by enhancing the Corporation's ability to attract and retain the services of experienced, able, and knowledgeable persons to serve as directors and by providing additional incentive for such directors to make a maximum contribution to the Corporation's success through continuing and increased equity participation in the Corporation.

2. ADMINISTRATION. The Plan shall be administered by the Board. In addition to its duties with respect to the Plan stated elsewhere in the Plan, the Board shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable, and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations, and interpretations of the Board shall be binding upon all persons.

3. ELIGIBILITY. All members of the Board who are not employees of the Corporation or any of its subsidiaries (the "Non-employee Directors").

4. ANNUAL RETAINER. Each Non-employee Director shall be paid an annual cash retainer in the amount of $20,000, payable quarterly in advance. A Non-employee Director elected during a quarter shall be paid a $5,000 retainer upon his or her election, and thereafter shall be paid his or her annual retainer quarterly in advance.

5. PAYMENT FOR ATTENDANCE AT MEETINGS. Each Non-employee Director shall be paid in cash $1,000 for each meeting of the Board of Directors or any Committee of the Board of Directors that the Non-employee Director was entitled to and did attend. Such payments shall be made quarterly in arrears for all meetings attended during the immediately preceding quarter.

6. GRANT OF A PHANTOM STOCK AWARD. Each Non-employee Director shall be granted a Phantom Stock Award ("PSA") at the annual meeting of the Board of Directors. The stock to which the PSAs shall relate shall be shares of Common Stock, $0.01 par value, of the Corporation (the "Common Stock"). The PSA granted under the Plan each year to each Non-employee Director shall equal $20,000 worth of shares of Common Stock, determined in accordance with the provisions of Section 7. Fractional PSAs shall not be granted; at the time of grant, the PSA shall be rounded up to the next whole share of Common Stock to which the PSA relates.

7.  TERMS OF PHANTOM STOCK AWARD.

    a. DURATION OF PSA. The duration of the PSAs shall be three (3) years from the date of grant.

    b. EXERCISE OF PSA. Each PSA represents the right of the grantee thereof to receive a cash amount equal to the fair market value on the date of exercise of the total number of shares of Common Stock to which the PSA relates. Subject to the provisions of Section 9 and without any further action by the grantee, a PSA will be automatically exercised in full on behalf of any current or former Non-employee Director on the date that is thirty-six (36) months following the date of grant.

    c. VALUE OF COMMON STOCK TO WHICH THE PSA RELATES. The fair market value of the shares of Common Stock to which the PSA relates on any date shall be the average of the closing price of a share of Common Stock on each of twenty (20) consecutive trading days on the New York Stock Exchange (NYSE), with the twentieth (20th) day being the last trading date immediately prior to the date of grant of the PSA or the exercise date of the PSA, as the case may be. The Corporation shall determine the closing price of a share of Common Stock by using its stock transfer agent's NYSE data listing service. If such service becomes unavailable, the Corporation shall determine the closing price of a share of Common Stock by reference to the reports of the New York Stock
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NON-employee Directors Compensation and Phantom Stock Plan               Page 2

Exchange Composite Transactions Listings. If no sales of Common Stock take place on any of the twenty (20) consecutive days, then the closing price of the Common Stock on the immediately preceding day shall be used for the non-trading day's closing price.

     d. PAYMENT UPON EXERCISE OF PSA. The Corporation shall pay the amount due and owing to each Non-employee Director in cash promptly following the exercise of the PSA.

8. WITHHOLDING. The Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Non-employee Director under the Plan the amount of any taxes required by law to be withheld with respect to the annual retainers, meeting payments, PSAs, and any other compensation paid under the Plan.

9. EFFECT OF DEATH ON THE PSA. Notwithstanding the provisions of Section 7, upon the death of the grantee prior to the exercise date of the PSAs, all PSAs held by such deceased Non-employee Director shall be automatically exercised in full, with the exercise date being the last trading day of the month in which the Non-employee Director died. The Corporation shall make any payment due upon such exercise to such Non-employee Director's legal representative.

10. NONTRANSFERABILITY OF PSAS. Subject to the provisions of Section 9, The Non-employee Director shall not sell, transfer, assign, give, place in trust, or otherwise dispose of or pledge, grant a security interest in, or otherwise encumber his or her rights under the PSA granted pursuant to the Plan, and any purported sale, transfer, pledge, or other disposition or encumbrance shall be null and void. PSAs shall be exercisable only by the Corporation on behalf of the Non-employee Director grantee, and the Corporation shall have no obligation whatsoever to recognize a PSA transfer to any other person or to make any payment due upon a PSA's exercise to any person other than the grantee.

11. NO RIGHTS AS A SHAREHOLDER. A Non-employee Director (or his or her legal representative pursuant to the provisions of Section 9) shall have no rights as a shareholder of the Corporation, and shall have no voting rights of any kind, with respect to any shares of Common Stock to which the PSA relates.

12. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. If there is a change in the number or kind of outstanding shares of Common Stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, or other similar event, or if there is a distribution to the Corporation's Common Stock shareholders other than a cash dividend, appropriate adjustments shall be made by the Board to the number of shares of Common Stock to which the PSAs relate, to the extent that the Board, in its sole discretion, determines that such change makes such adjustment necessary or equitable.

13. LAWS AND REGULATIONS. The Plan and all of the Corporation's obligations under the Plan shall be subject to all applicable laws, rules, and regulations.

14. AMENDMENT, CONSTRUCTION, AND TERMINATION OF THE PLAN. The Board may at any time or times amend the Plan for the purpose of satisfying the requirements of any changes in applicable laws, rules, or regulations or for any other purpose which at the time may be permitted by law. Terms of the Plan will be construed by the Board of Directors, and all determinations of the Board will be final and binding on the Non-employee Directors. The Board may terminate the Plan at any time with respect to prospective compensation payments and future PSA grants.

15.  EFFECTIVE DATE.  The effective date of the Plan shall be March 1, 1997.